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                 [Letterhead of Universal Access Holdings Inc.]


                                                                    Exhibit 99.1



March 31, 2003

VIA EDGAR

Internet Capital Group, Inc.
600 Building, 435 Devon Park Drive
Wayne PA, 19087

Re: Universal Access Global Holdings Inc. 2002 Financial Statements

Ladies and Gentlemen:

Universal Access Global Holdings Inc. will not, without unreasonable effort and expense, be able to complete its Form 10-K within the prescribed time period. Therefore, Universal Access Global Holdings Inc. will not be able to provide to Internet Capital Group, Inc. the financial statements required pursuant to Rule 3-09 of Regulation S-X. The completed filing is expected to be available within the requested fifteen-day extension period.



Sincerely,


/s/ Randall R. Lay
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Randall R. Lay, Chief Financial Officer, Universal Access Global Holdings Inc.